Exhibit 3.2

AMENDMENT NO. 1 TO

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES D CONVERTIBLE PREFERRED STOCK OF
OUR BOND, INC.

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

I, Doron Kempel, hereby certify that I am the Chief Executive Officer of TG-17, INC. (the “Company”), a corporation incorporated and existing under Chapter 78 of the Nevada Revised Statutes (the “NRS”) and further do hereby certify that:

1. Pursuant to the authority expressly conferred upon the Board of Directors of the Company
(the “Board”) by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), on December 12, 2025 the Company filed the Amended and Restated Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of the Company with the Nevada Secretary of State.

2. On May 4, 2026, the Board of Directors of the Company and the requisite shareholders of the Company’s Series D Convertible Preferred Stock duly adopted and approved the following resolutions adopting this Amendment No. 1 to the Amended and Restated Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock:

RESOLVED, that the Amended and Restated Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock is hereby amended as follows:

1. Section 4(b)(ii) is hereby amended to state as follows:

““Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other date of determination, $2.0265, subject to adjustment as provided herein. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Conversion Notice Measuring Period.

2. A new Section 7(d) is hereby added which states as follows:

Leak-out. All Holders of Preferred Shares collectively shall not, on any Trading Day, sell a number of Conversion Shares which equals more than 10% of the total daily share volume as reported by the applicable Trading Market. The foregoing limitation shall not apply to any sale of Conversion Shares at a price equal to or greater than 115% of the Closing Sale Price for the Common Stock on the prior Trading Day.

3. All other provisions of the Amended and Restated Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock not modified hereby shall remain in full force and effect as set forth therein.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to Amended and Restated Certificate of Designations of Series D Convertible Preferred Stock of Our Bond, Inc. to be signed by its Chief Executive Officer on this 4th day of May, 2026.

Our Bond, Inc.

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer